Filed pursuant to Rule 424(b)(3)
Registration No. 333-280271
PROSPECTUS

Gaia, Inc.

2,108,334 Shares
Class A common stock
This prospectus relates to the proposed resale or other disposition by the selling shareholders identified in this prospectus (collectively, the “Benefiting Shareholders”) of up to 2,108,334 shares (the “Resale Shares”) of Class A common stock par value $0.0001 per share, (the “Class A common stock”) of Gaia, Inc., a Colorado corporation. Pursuant to that certain Option Agreement, dated April 18, 2024, between Gaia and the Benefiting Shareholders (the “Option Agreement”), the Resale Shares are issuable to the Benefiting Shareholders upon: (i) the Benefiting Shareholders’ exercise of a one-time purchase right to cause Gaia to purchase certain shares of its majority-owned subsidiary (the “Subsidiary Shares”) issued and sold to the Benefiting Shareholders in a private placement transaction, which closed on April 18, 2024 (the “Option”), and (ii) Gaia’s election to pay for the Subsidiary Shares in shares of its Class A common stock having a value per share equal to the trailing 5-day average VWAP prior to the closing of the purchase (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of Class A common stock), which shall be no less than $1.50 (the “Stock Purchase Election”). Under the Option Agreement, Gaia also has the right to purchase the Subsidiary Shares for cash (a “Cash Election”). Accordingly, in the event that Gaia makes a Cash Election, no Resale Shares will be issued.
If, as a result of the Stock Purchase Election, the Benefiting Shareholders, together with their affiliates and certain related parties, would beneficially own more than 9.99% of the outstanding shares of Class A common stock, the Benefiting Shareholders shall receive pre-funded warrants (the “Pre-Funded Warrants”) in lieu of shares of Class A common stock in the amount of such excess. Each Pre-Funded Warrant is exercisable for one share of Class A common stock at an exercise price of $0.0001 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full, however a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates and certain related parties, would beneficially own in excess of 9.99% of the number of shares of Class A common stock outstanding immediately after giving effect to such exercise. The Resale Shares include the shares of Class A common stock issuable upon the exercise of any Pre-Funded Warrants issued to the Benefiting Shareholders. See “Selling Shareholders” for additional information.
We are registering the Resale Shares pursuant to the Benefiting Shareholders’ registration rights under a registration rights agreement, dated April 18, 2024, between us and the Benefiting Shareholders (the “Registration Rights Agreement”). We are not selling any shares of Class A common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of the Resale Shares by the Benefiting Shareholders. All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the Benefiting Shareholders will be borne by the Benefiting Shareholders.
This prospectus describes the manner in which the Resale Shares may be sold or otherwise disposed of by the Benefiting Shareholders. You should carefully read this prospectus, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest. See “Plan of Distribution” for additional information regarding the sale or other disposition by the Benefiting Shareholders of the Resale Shares.
Our Class A common stock is currently listed on the NASDAQ Global Market under the symbol “GAIA.” On July 1, 2024, the closing price of our Class A common stock was $4.53.
Investing in our Class A common stock involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 6 of this prospectus and under similar headings in any filing with the Securities and Exchange Commission that is incorporated by reference herein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated July 2, 2024

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ABOUT THIS PROSPECTUS
Basis of Presentation
This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). The Benefiting Shareholders may, from time to time, sell or otherwise dispose of the Resale Shares as described in this prospectus. We will not receive any proceeds from the sale or other disposition of the Resale Shares by such Benefiting Shareholders.
Neither we nor the Benefiting Shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. Neither we nor the Benefiting Shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Benefiting Shareholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “Gaia” refer, collectively, to Gaia, Inc., and its consolidated subsidiaries.
You should read this prospectus together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
Trademarks, Service Marks, and Trade Names
We own or license the trademarks, service marks, and trade names that we use in connection with the operation of our business, including our corporate names, logos, and website names. This prospectus also may contain trademarks, service marks, trade names, and copyrights of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names, and copyrights referred to in this prospectus are listed without the TM, SM, ©, and ® symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names, and copyrights.
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SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in shares of our Class A common stock. You should read this entire prospectus carefully, including the “Risk Factors” section immediately following this summary, as well as the information incorporated herein by reference, including our most recent Annual Report on Form 10-K, as filed with the SEC, before making an investment decision to purchase shares of our Class A common stock.
Our Company
Gaia, Inc. (the “Company,” “Gaia,” “we,” “us” or “our”) operates a global digital video subscription service and community that strives to connect a unique and underserved member base. Our digital content library includes over 10,000 titles and live events, with a growing selection of titles available in Spanish, German and French. Our members have unlimited access to this vast library of inspiring films, cutting edge documentaries, interviews, yoga classes, live events, transformation-related content and more – 88% of which is exclusively available to our members for digital streaming on most internet-connected devices anytime, anywhere, commercial free.
Our mission is to create a transformational network that empowers a global conscious community. Content on our network is currently organized into four primary channels— Yoga, Transformation, Alternative Healing, and Seeking Truth— and delivered directly to our members through our streaming platform. We curate programming for these channels by producing content in our lifestyle campus with a staff of media professionals. This produced and owned content currently comprises approximately 75% of our members’ viewing time. We complement our produced and owned content through long term licensing agreements.
Our Content Channels
From the beginning, we have focused on establishing exclusive rights to unique content through in-house productions, licensing and strategic content acquisitions. Today, our network includes the following channels:
Yoga – Through our Yoga channel, our members enjoy unlimited access to streaming yoga, Eastern arts, and other movement-based classes. Currently, we are one of the world’s largest providers of streaming yoga classes. Blending ancient philosophy with anytime, anywhere access through modern technology, our classes on Eastern arts like T’ai Chi, Qigong, Ayurveda and more encourage the holistic integration of body, mind and spirit.
Transformation – Through our Transformation channel, we feature a wealth of content in the niche areas of spiritual growth, personal development and expanded consciousness. Our original and licensed content empowers members to live stronger, healthier, more productive and enlightened lives.
Alternative Healing – Our Alternative Healing channel features content focused on food and nutrition, holistic healing, alternative and integrative medicines, and longevity. Blending modern science with cutting edge research around neuroplasticity, energy healing, aging, and wellness, this channel fuels our members’ pursuit of optimal health.
Seeking Truth – As an alternative to mainstream media, our Seeking Truth channel provides new and enlightening perspectives for today’s changing world. Through thought-provoking questions like “who are we”, and topics that include ancient wisdom and metaphysics, we go beyond the boundaries of mainstream media, and encourage our viewers to find empowerment through knowledge and awareness. Through this channel, our members have access to top names in the genre who conduct exclusive interviews and presentations not found anywhere else.
The Streaming Video Market and Gaia
Consumption of streaming video is expanding rapidly as more and more people augment their use of, or replace broadcast television with, streaming video to watch their favorite content on a growing array of digital streaming services. The streaming video market includes various free, ad-supported and subscription service offerings focused on various genres, including films, broadcast and original series, fitness and educational content.
Gaia’s position in the streaming video landscape is firmly supported by its wide variety of exclusive and unique content and lifestyle events, which provides a complementary offering to other, mostly entertainment-based, streaming video services. Our original content is developed and produced in-house in our lifestyle campus near Boulder, Colorado. Over 88% of our content is available for streaming exclusively on Gaia to most internet-

connected devices. By offering exclusive and unique content over a streaming service, we believe we will be able to significantly expand our target member base. Gaia believes the current size of our potential target market can be defined as approximately 15% of internet users that currently pay for a subscription streaming video service.
Competitive Strengths
We believe that we differentiate ourselves from our competition and have been able to grow our business through the following demonstrated competitive strengths:
Exclusive Content and Ubiquitous Access – We have amassed a library of unique content for which we hold exclusive worldwide streaming distribution rights and have established exclusive relationships with certain key talent in our areas of focus. Over 88% of our titles are available to our members for streaming on most internet-connected devices exclusively on Gaia.
Proprietary and Curated Content – Proprietary and curated content lies at the core of our business model. Our media offerings introduce members to us and help establish Gaia as an authority in the conscious media market. Our in-house produced and owned content comprises approximately 75% of our members’ viewing time. Our licensed content has initial terms ranging predominately from 3 to 10 years. With the growth in demand for digital rights, we expect that our large library of produced and acquired content combined with our internal production capabilities, live events and community will be a key driver in our ability to grow efficiently and act as a hedge against the rising costs of digital rights.
International Rights – The strength of our proprietary content library created by our original content production strategy and our unique approach to content licensing have provided us with a library of niche content to which we hold exclusive worldwide distribution rights that we believe would be difficult to acquire in today’s market. By obtaining these rights, we have created a meaningful barrier to entry for competitors in our content niches and have given ourselves the potential to reach a worldwide member base with no additional licensing costs. Over 98% of our titles are available worldwide.
Unique Member Base – We believe that our unique and exclusive content allows us to cater to a member base that traditional media companies have mostly ignored. We believe this member base can be significantly expanded as more and more people enter our niche categories and begin accessing streaming content over the internet.
Unique Content Strength – We believe that our unique focus, combined with our content exclusivity, positions us as a complementary service to larger streaming video providers who are primarily entertainment driven. In addition, this focus has allowed an opportunity for significant advantages:
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Yoga— We continue to build on our yoga heritage by expanding the teachers and styles in our vast content library. We understand yoga is more than just a physical practice and have a variety of content focused on the lifestyle and philosophy of yoga, which helps set us apart from other yoga streaming providers.

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Transformation— We bring a unique focus to an otherwise crowded field. This channel empowers members through programs about meditation to expand consciousness, develop and understand spirituality in a modern world, and includes other shows on conscious topics that puts Gaia in the center of a rapidly growing market.

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Alternative Healing— We offer depth and breadth of content on emerging topics including neuroplasticity, alternative and integrative medicines, holistic healing and longevity. Included in this channel are hundreds of recipes to help our members put their new knowledge into practice in the kitchen.

•	Seeking Truth— We offer category-leading talent that enables us to draw the most popular and authentic speakers, authors and experts in the alternative media world.
Growth Drivers
Our core strategy is to grow our subscription business domestically and internationally using the following drivers:
Investment in Streaming Content – We believe that our investment in streaming content leads to more awareness and viewership of our unique content. This leads to member acquisition and revenue growth, allowing us to invest more into our content library and enabling the growth cycle to continue. By investing in our in-house studios, digital asset management system and digital delivery platforms, we can produce and distribute new digital content at low incremental costs. With our end-to-end production capabilities and unique, exclusive relationships with thought leaders in our areas of focus, we believe we can develop content much more efficiently than our competitors.
Continuous Service Improvements – We have found that incremental improvements in our service and quality enhance our member satisfaction and retention. We have built our platform to optimize the speed and performance of streaming video playback, provide a unique and customized site experience for every member and provide the foundation for our expansion into foreign languages. We continue to refine our technology, user interfaces, recommendation algorithms and delivery infrastructure to improve the member experience as the underlying technology continues to evolve.
Overall Adoption and Growth of Internet TV on Every Screen – Domestically, cable TV members have been declining, while the demand for digital content services accessible on various devices has continued to grow. Gaia is accessible on a broad array of devices, including, but not limited to: Apple TV, iPad, iPhone, Android devices, Roku, Amazon Fire, select smart TVs, and Chromecast. Through this accessibility, we believe that we enhance the value of our service to members as well as position ourselves for continued growth as internet and mobile delivery of content continues to become the preferred method for more consumers globally.
International Market Expansion – We believe the international streaming segment represents a significant long-term growth opportunity as people around the world begin to adopt the viewing behaviors of the U.S. market. Our exclusive worldwide streaming rights have allowed us to expand internationally by adding foreign language support to our service without having to invest in local foreign operations. Today, approximately 35% of our members are outside of the United States.
Events+ Premium Membership and GaiaSphere – In 2019, we held our inaugural event at the GaiaSphere, a 300-person live event studio located on our campus in Colorado. With the opening of the GaiaSphere, we also launched the Events+ premium annual membership to allow for digital access to these exclusive events via live streaming and on demand. Through GaiaSphere and the Events+ premium offering, we have expanded our reach to a larger audience of talent that will contribute to our content library, as well as drive incremental revenue growth. Our Events+ offering consists of on-demand access to past events and the ability to participate via live streaming while events are happening.
Member Driven Growth Enablement – We believe the empowerment of our existing members to drive awareness of and interest in Gaia will be a key driver of future growth and engagement of the Gaia global community. To support this awareness, we allow existing members the ability to share Gaia content with their connections free of charge over a limited time window. This product feature allows us to leverage our existing members’ desire to share our content to ultimately drive more interest and awareness, which will lead to member growth that is not wholly dependent on marketing expenditures.
Complement our Existing Business with Selective Strategic Acquisitions – Our growth strategy is not dependent on acquisitions. However, we will consider strategic acquisitions that complement our existing business, increase our content library, expand our geographical reach and add to our member base. When evaluating potential acquisitions, we focus on companies with unique media content, a strong brand identity and members that augment our existing member base.
Marketing
We build awareness and demand for the Gaia brand through various channels focusing on mobile and video. Organic search, paid search, digital and social media, email marketing, ambassador marketing, as well as various strategic partnerships make up our continually optimized portfolio of member acquisition and retention tools. Rejoining members are an important source of member additions, many of which come back to Gaia after receiving special communications via email or seeing our digital advertising for new content.
Recent Developments
On April 18, 2024, Igniton, Inc., a Colorado corporation (“Igniton”), and majority-owned subsidiary of Gaia, closed a sale of 2,750,000 shares of Igniton common stock (the “Subsidiary Shares”) to the Benefiting Shareholders for total proceeds of $3,162,500. $412,500 of those proceeds represented a premium that was passed to Gaia pursuant to that certain Option Agreement, dated April 18, 2024, between Gaia and the Benefiting Shareholders (the “Option Agreement”). Pursuant to the Option Agreement, the Resale Shares are issuable to the Benefiting Shareholders upon: (i) the Benefiting Shareholders’ exercise of a one-time purchase right to cause Gaia to purchase the Subsidiary Shares for the total amount of $3,162,500 (the “Option”), and, (ii) if Gaia at its sole option decides not to elect to settle the trade in cash (a “Cash Election”), then Gaia at its sole option can settle the Subsidiary Shares in shares of its Class A common stock having a value per share equal to the trailing 5-day average VWAP prior to the closing of the purchase (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of Class A common stock), which shall be no less than $1.50 (the “Stock Purchase Election”). Accordingly, in the event that Gaia makes a Cash Election, no Resale Shares will be issued.
Corporate Information
We were incorporated in the State of Colorado on July 7, 1988. Our principal executive offices are located at 833 West South Boulder Road, Louisville, Colorado 80027, and our telephone number is (303) 222-3600. Our website address is http://www.gaia.com. The information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus.
We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.

THE OFFERING
Class A Common Stock Offered by the Benefiting Shareholders
2,108,334 shares of Class A common stock (the “Resale Shares”).
Class A Common Stock to be Outstanding After this Offering
20,154,352 shares of Class A common stock.(1)
Use of Proceeds
We will not receive any proceeds from the sale or other disposition of the Resale Shares by the Benefiting Shareholders.
Controlled Company
As of the date of this prospectus, Jirka Rysavy, our Executive Chairman, controls a majority of the voting power of shares eligible to vote in the election of our directors. As a result, we are a “controlled company” for purposes of the marketplace rules of the Nasdaq Global Market.
Risk Factors
Investing in our Class A common stock involves substantial risks. See “Risk Factors” and the other information included in, or incorporated by reference into, this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our Class A common stock.
Nasdaq Global Market Symbol
“GAIA.”
(1)
The number of shares of our Class A common stock to be outstanding after this offering is based on 18,046,018 shares of Class A common stock outstanding as of June 13, 2024, and excludes, as of that date, the following:

•	222,846 shares of Class A common stock issuable upon exercise of outstanding stock options, at a weighted-average exercise price of $8.19 per share;
•	1,325,492 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units;
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603,701 shares of Class A common stock available for future issuance under our 2009 Long Term Incentive Plan, or the 2009 Plan, and 1,649,950 shares of Class A common stock available for future issuance under our 2019 Long Term Incentive Plan, or the 2019 Plan, and any automatic increases in the number of shares of Class A common stock reserved for issuance under the 2009 Plan and the 2019 Plan; and

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213,947 shares of our Class A common stock reserved for future issuance under our 2019 Employee Stock Purchase Plan, or the 2019 ESPP, and any automatic increases in the number of shares of Class A common stock reserved for issuance under the 2019 ESPP.

RISK FACTORS
An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as those set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks and uncertainties. In that case, the trading price of our Class A common stock could decline and you might lose all or part of your investment. In addition, the risks and uncertainties discussed below are not the only ones we face. Our business, financial condition or results of operations could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could result in a loss of all or part of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus and the documents incorporated by reference herein, including our consolidated financial statements and the related notes thereto, before making a decision to invest in our Class A common stock.
Risks Related to This Offering
Fluctuations in the price of our Class A common stock, including as a result of actual or anticipated sales of shares by us and/or our directors, officers or shareholders, may make our Class A common stock more difficult to resell.
The market price and trading volume of our Class A common stock have been, and may continue to be, subject to significant fluctuations due not only to general stock market conditions, but also to changes in sentiment in the market regarding the industry in which we operate, our operations, business prospects or liquidity, or this offering. In addition to the risk factors discussed in our periodic reports and in this prospectus, the price and volume volatility of our Class A common stock may be affected by actual or anticipated sales of Class A common stock by us and/or our directors, officers or shareholders, whether in the market, in connection with business acquisitions, in this offering or in subsequent public offerings. Stock markets in general have at times experienced extreme volatility unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A common stock, regardless of our operating results.
As a result, these fluctuations in the market price and trading volume of our Class A common stock may make it difficult to predict the market price of our Class A common stock in the future, cause the value of your investment to decline and make it more difficult to resell our Class A common stock.
You may experience future dilution as a result of future equity offerings or acquisitions.
In order to raise additional capital, we may in the future offer additional shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any future offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into our Class A common stock, in future transactions or acquisitions may be higher or lower than the price per share paid by investors in this offering.
In addition, we may engage in one or more potential acquisitions in the future, which could involve issuing our Class A common stock as some or all of the consideration payable by us to complete such acquisitions. If we issue Class A common stock or securities linked to our Class A common stock, the newly issued securities may have a dilutive effect on the interests of the holders of our Class A common stock. Additionally, future sales of newly issued shares used to effect an acquisition could depress the market price of our Class A common stock.
Our founder and chairman, Jirka Rysavy, has voting control over us.
Mr. Rysavy holds 100% of our 5,400,000 outstanding shares of Class B common stock and also owns 628,845 shares of Class A common stock. The shares of Class B common stock are convertible into shares of Class A common stock at any time. Each share of Class B common stock has ten votes per share, and each share of Class A common stock has one vote per share. Consequently, Mr. Rysavy holds approximately 76% of our voting stock and is able to exert substantial influence over and control matters requiring approval by shareholders, including the election of directors, increasing our authorized capital stock, or a merger or sale of substantially all of our assets. As a result of Mr. Rysavy’s control of us, no change of control can occur without Mr. Rysavy’s consent.

We have no current plans to pay cash dividends on our Class A common stock; as a result, our shareholders may not receive any return on investment unless our shareholders sell their Class A common stock for a price greater than that which they paid for it.
We have no current plans to pay dividends on our Class A common stock. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on many factors, including our cash balances and potential future capital requirements for strategic transactions, including acquisitions, results of operations, financial condition and other factors that our board of directors may deem relevant. In addition, our ability to pay cash dividends is restricted by the terms of our credit agreement, which contains terms restricting or limiting the amount of dividends that may be declared or paid on our Class A common stock. As a result, our shareholders may not receive any return on an investment in our Class A common stock unless they sell their Class A common stock for a price greater than that which they paid for it.
Sales of a substantial number of shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock could cause our stock price to fall.
In order to raise additional capital, we may, in the future, offer additional shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional shares of our Class A common stock, or securities convertible or exchangeable into Class A common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact are forward looking statements that involve risks and uncertainties. When used in this discussion, we intend the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “target,” “will,” “would” and similar expressions as they relate to us to identify such forward-looking statements. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and elsewhere in this prospectus.
Risks and uncertainties that could cause actual results to differ include, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for customer engagement with different modes of entertainment; maintenance and expansion of device platforms for streaming; fluctuation in customer usage of our service; fluctuations in quarterly operating results; service disruptions; production risks, general economic conditions; future losses; loss of key personnel; price changes; brand reputation; acquisitions; new initiatives we undertake; security and information systems; legal liability for website content; failure of third parties to provide adequate service; future internet-related taxes; our founder’s control of us; litigation; consumer trends; the effect of government regulation and programs; the impact of public health threats; our ability to remediate the material weaknesses in our internal control over financial reporting; and other risks and uncertainties included in our filings with the SEC. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our views only as of the date of this report. We undertake no obligation to update any forward-looking information.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale or other disposition of the Resale Shares by the Benefiting Shareholders. We will pay all expenses associated with effecting the registration of the Resale Shares, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the shares for sale under applicable state securities laws, listing fees, fees and expenses of one counsel to the Benefiting Shareholders up to an aggregate of $10,000, and the Benefiting Shareholders’ other reasonable out-of-pocket expenses in connection with the registration, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the sale or other disposition of the Resale Shares.

MARKET INFORMATION
Our Class A common stock is currently listed on the NASDAQ Global Market under the symbol “GAIA.” The closing price of our Class A common stock on June 13, 2024 was $4.62 per share. As of June 13, 2024, there were approximately 3,208 holders of record of our Class A common stock.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock as of May 31, 2024 for (i) each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our Class A common stock or Class B common stock, (ii) each director, (iii) each named executive officer, and (iv) all current directors and executive officers as a group. We have based our calculation of the percentage of beneficial ownership on 18,046,018 shares of our Class A common stock and 5,400,000 shares of our Class B common stock outstanding on May 31, 2024.
Title of Class of Common Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)	Percent of Class A Assuming Full Conversion of Class B Ownership(3)
Class A	Ameriprise Financial, Inc.(4)	1,173,798	6.50%	5.01%
	AWM Investment Company, Inc.(5)	1,738,257	9.63%	7.41%
	Koller Capital LLC(6)	1,267,763	7.03%	5.41%
	Nantahala Capital Management, LLC(7)	915,029	5.07%	3.90%
	Flint Ridge Capital LLC(8)	950,000	5.26%	4.05%
	John P. Szabo, Jr.(8)	1,745,000	9.67%	7.44%
	Jirka Rysavy(9)	6,028,845	25.71%	25.71%
	Paul Tarell	152,802	0.85%	*
	Kiersten Medvedich(10)	44,806	*	*
	James Colquhoun	1,033,203	5.73%	4.41%
	Paul Sutherland(11)	303,227	1.68%	*
	Kristin E. Frank(12)	90,968	*	*
	Anaal Udaybabu	—	—	—
	Keyur Patel	—	—	—
	All directors and current executive officers as a group (7 persons)	7,501,049	41.57%	31.99%
Class B	Jirka Rysavy(9)	1,400,000	25.93%	5.97%
	Jirka Rysavy, LLC(9)	4,000,000	74.07%	17.06%
	All directors and current executive officers as a group (7 persons)	5,400,000	100.00%	N/A
*	Indicates less than one percent ownership.
—	Indicates zero beneficial ownership and zero percent of class.
(1)
This table is based upon information supplied by officers, directors and principal shareholders directly to us or on Schedules 13D and 13G and Forms 3, 4 and 5 filed with the SEC. All beneficial ownership is direct and the beneficial owner has sole voting and investment power over the securities beneficially owned unless otherwise noted. Share amounts and percent of class include securities convertible into or exercisable for shares of our Class A common stock and restricted stock units vesting within 60 days after May 31, 2024. Under the Option Agreement, we have the right to purchase the Subsidiary Shares for cash (a “Cash Election”). In the event that we make a Cash Election, no Resale Shares will be issued. As a result, the beneficial ownership information in the table above does not include the Resale Shares because the Benefiting Shareholders do not have an unconditional right to receive them within 60 days of May 31, 2024.

(2)	This column represents a beneficial owner’s percentage of ownership for a respective class of our common stock.
(3)
This column represents a beneficial owner’s percentage of ownership of our Class A common stock, assuming conversion of all 5,400,000 outstanding shares of our Class B common stock. One share of our Class B common stock is convertible into one share of our Class A common stock.

(4)
According to a report on Schedule 13G filed jointly by Ameriprise Financial, Inc. (“AFI”) and Columbia Management Investment Advisers, LLC (“CMIA”) with the SEC on February 14, 2024, AFI has shared voting power over 1,173,598 shares and shared dispositive power over 1,173,798 shares and CMIA has shared voting and shared dispositive power over 1,173,598 shares. The address for AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474, and the address for CMIA is 290 Congress St., Boston, MA 02210.

(5)
According to a report on Schedule 13G/A filed with the SEC on February 14, 2024, AWM Investment Company, Inc. (“AWM”), the investment adviser to Special Situations Cayman Fund, L.P. (“Cayman”), Special Situations Fund III QP, L.P. (“SSFQP”), and Special Situations Private Equity Fund, L.P. (“SSPE”), has sole investment and sole dispositive power over 1,738,257 shares, consisting of 324,786 shares held by Cayman, 1,160,220 shares held by SSFQP and 253,251 shares held by SSPE. David M. Greenhouse and Adam

Stettner are the principal owners of AWM and are deemed to share beneficial ownership of the shares of Class A common stock held by the Funds. Messrs. Greenhouse and Stettner disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interests therein. The address for AWM is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.
(6)
According to a report on Schedule 13G filed jointly by Koller Capital LLC (“Koller Capital”), Koller Microcap Opportunities Fund LP (“Koller Microcap”) and Ross Koller with the SEC on April 18, 2024, each of Koller Capital, Koller Microcap and Ross Koller has shared voting power and shared dispositive power over 1,267,763 shares. The address for each of the filers is 1343 Main Street, Suite 413, Sarasota, FL 34236.

(7)
According to a report on Schedule 13G filed with the SEC on February 14, 2024, Nantahala Capital Management, LLC (“Nantahala”) and its managing members, Wilmot B. Harkey and Daniel Mack, each have shared voting power and shared dispositive power over 915,029 shares held by funds and separately managed accounts under its control. The address for Nantahala is 130 Main St. 2nd Floor, New Canaan, CT 06840.

(8)
According to a report on Schedule 13G filed with the SEC on February 14, 2024, Flint Ridge Capital LLC (“Flint Ridge”) is the general partner and investment adviser of Flint Ridge Partners L.P. (the “Fund”). Mr. John P. Szabo Jr. is the control person of Flint Ridge. The Fund filed jointly with the other filers but not as a member of a group and disclaims that it is a beneficial owner of any stocks covered by the Schedule 13G. Each filer disclaims beneficial ownership of the stock except to the extent of that person’s pecuniary interest therein. Flint Ridge has shared voting power and shared dispositive power over 950,000 shares. Mr. Szabo has sole voting power and sole dispositive power over 345,000 shares and shared voting power and shared dispositive power over 1,400,000 shares. The address for each of the filers is 1343 Main Street, Suite 704, Sarasota, FL 34236.

(9)
The shares beneficially owned by Mr. Rysavy consist of 628,845 shares of our Class A common stock owned directly by Mr. Rysavy and 5,400,000 shares of our Class A common stock issuable upon conversion of shares of our Class B common stock, of which 1,400,000 shares are owned directly by Mr. Rysavy and 4,000,000 shares are owned by Jirka Rysavy, LLC, of which Mr. Rysavy is the sole owner and manager. The information regarding the number of shares beneficially owned by Jirka Rysavy, LLC is solely based on a Schedule 13D filed with the SEC on May 18, 2022. According to the Schedule 13D, Jirka Rysavy, LLC beneficially owns 4,000,000 shares of our Class B common stock. The address for Jirka Rysavy, LLC is 833 W. South Boulder Road, Louisville, CO 80027.

(10)	Consists of 34,806 shares of our Class A common stock and 10,000 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable.
(11)	Consists of 254,291 shares of our Class A common stock and 48,936 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable.
(12)	Consists of 62,058 shares of our Class A common stock and 28,910 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable.

SELLING SHAREHOLDERS
This prospectus covers the sale or other disposition by the Benefiting Shareholders identified in the table below, or their donees, pledgees, transferees or other successors-in-interest, of up to 2,108,334 shares of Class A common stock (the “Resale Shares”). None of the Benefiting Shareholders identified in the table below has been an officer or director of ours or any of our predecessors or affiliates within the last three years. None of the Benefiting Shareholders had a material relationship with us or any of our affiliates within the last three years.
On April 18, 2024, Igniton, Inc., a Colorado corporation (“Igniton”), and majority-owned subsidiary of Gaia, closed a sale of 2,750,000 shares of Igniton common stock (the “Subsidiary Shares”) to the Benefiting Shareholders for total proceeds of $3,162,500. $412,500 of those proceeds represented a premium that was passed to Gaia pursuant to that certain Option Agreement, dated April 18, 2024, between Gaia and the Benefiting Shareholders (the “Option Agreement”). Pursuant to the Option Agreement, the Resale Shares are issuable to the Benefiting Shareholders upon: (i) the Benefiting Shareholders’ exercise of a one-time purchase right to cause Gaia to purchase the Subsidiary Shares for the total amount of $3,162,500 (the “Option”), and, (ii) if Gaia at its sole option decides not to elect to settle the trade in cash (a “Cash Election”), then Gaia at its sole option can settle the Subsidiary Shares in shares of its Class A common stock having a value per share equal to the trailing 5-day average VWAP prior to the closing of the purchase (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of Class A common stock), which shall be no less than $1.50 (the “Stock Purchase Election”). Accordingly, in the event that Gaia makes a Cash Election, no Resale Shares will be issued. As used herein, “VWAP” means, for any date, the daily volume weighted average price of the Class A common stock for such date (or the nearest preceding date) on the principal market on which the Class A common stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), and “Trading Day” means any day on which the principal market on which the shares of Class A common stock are traded is open for trading during its regular trading hours.
If, as a result of the Stock Purchase Election, the Benefiting Shareholders, together with their affiliates and certain related parties, would beneficially own more than 9.99% of the outstanding shares of Class A common stock, the Benefiting Shareholders shall receive pre-funded warrants (the “Pre-Funded Warrants”) in lieu of shares of Class A common stock in the amount of such excess. Under the Option Agreement, Gaia also has the right to purchase the Subsidiary Shares for cash (a “Cash Election”). Accordingly, in the event that Gaia makes a Cash Election, no Resale Shares will be issued. Each Pre-Funded Warrant is exercisable for one share of Class A common stock at an exercise price of $0.0001 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full, however a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates and certain related parties, would beneficially own in excess of 9.99% of the number of shares of Class A common stock outstanding immediately after giving effect to such exercise. The Resale Shares include the shares of Class A common stock issuable upon the exercise of any Pre-Funded Warrants issued to the Benefiting Shareholders.
The following table and the accompanying footnotes are based in part on information provided to us by the Benefiting Shareholders. The table and footnotes assume that the Benefiting Shareholders will sell all of the Resale Shares registered hereby. However, because the Benefiting Shareholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the Benefiting Shareholders in this offering or that will be held by the Benefiting Shareholders after completion of this offering. We do not know how long the Benefiting Shareholders will hold the shares before selling them. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below. See “Plan of Distribution.”

Pursuant to the terms of the Option Agreement, the Benefiting Shareholders may receive Pre-Funded Warrants upon a Stock Election by us. The Pre-Funded Warrants contain blockers preventing the exercise of the Pre-Funded Warrants if as a result of such exercise the holder would beneficially own more than 9.99% of our Class A common stock. The numbers of shares listed in the first and third columns of the table below assume the exercise in full of the Pre-Funded Warrants held by each Benefiting Shareholder without giving effect to such blockers, but the percentages set forth in the fourth column give effect to such blockers.
Benefiting Shareholders	Shares Beneficially Owned Prior to Offering	Shares Offered by this Prospectus	Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering(1)
Special Situations Fund III QP, L.P.(2)	2,355,783(3)	1,195,563(3)	1,160,220	6.4%
Special Situations Cayman Fund, L.P.(2)	659,465(4)	334,679(4)	324,786	1.8%
Special Situations Private Equity Fund, L.P.(2)	831,342(5)	578,091(5)	253,251	1.4%
(1)	Percentage ownership is based on 18,046,018 shares of our Class A common stock outstanding as of June 13, 2024.
(2)
AWM Investment Company, Inc. (“AWM”) is the investment adviser to the Special Situations Fund III QP, L.P. (“SSFQP”), the Special Situations Cayman Fund, L.P. (“Cayman”) and the Special Situations Private Equity Fund, L.P. (“SSFPE” and, collectively with SSFQP and Cayman, the “Funds”). As the investment adviser to the Funds, AWM holds sole voting and sole investment power over the shares of Class A common stock held by the Funds. David M. Greenhouse and Adam Stettner are the principal owners of AWM and are deemed to share beneficial ownership of the shares of Class A common stock held by the Funds. Messrs. Greenhouse and Stettner disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interests therein.

(3)
Includes a maximum of 1,195,563 shares of Class A common stock that SSFQP would have the right to acquire under the Option Agreement assuming we make a Stock Election. Includes shares that would be issuable to SSFQP upon the exercise of Pre-Funded Warrants that SSFQP would receive in the event we make a Stock Election in lieu of shares of Class A common stock that would cause SSFQP and its affiliates to become the beneficial owner of more than 9.99% of our Class A common stock.

(4)
Includes a maximum of 334,679 shares of Class A common stock that Cayman would have the right to acquire under the Option Agreement assuming we make a Stock Election. Includes shares that would be issuable to Cayman upon the exercise of Pre-Funded Warrants that Cayman would receive in the event we make a Stock Election in lieu of shares of Class A common stock that would cause Cayman and its affiliates to become the beneficial owner of more than 9.99% of our Class A common stock.

(5)
Includes a maximum of 578,091 shares of Class A common stock that SSFPE would have the right to acquire under the Option Agreement assuming we make a Stock Election. Includes shares that would be issuable to SSFPE upon the exercise of Pre-Funded Warrants that SSFPE would receive in the event we make a Stock Election in lieu of shares of Class A common stock that would cause SSFPE and its affiliates to become the beneficial owner of more than 9.99% of our Class A common stock.

PLAN OF DISTRIBUTION
We are registering the sale or other disposition by the Benefiting Shareholders or their permitted transferees of the Resale Shares which consist of up to 2,108,334 shares of Class A common stock. We will not receive any of the proceeds from the sale or other disposition of the Resale Shares by the Benefiting Shareholders.
The Benefiting Shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Class A common stock or interests in shares of Class A common stock received after the date of this prospectus from a Benefiting Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A common stock or interests in shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Benefiting Shareholders may use any one or more of the following methods when disposing of shares or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the Benefiting Shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.
The Benefiting Shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Benefiting Shareholders to include the pledgee, transferee or other successors in interest as Benefiting Shareholders under this prospectus. The Benefiting Shareholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our Class A common stock or interests therein, the Benefiting Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The Benefiting Shareholders may also sell shares of our Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. The Benefiting Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Benefiting Shareholders from the sale of the Class A common stock offered by them will be the purchase price of the Class A common stock less discounts or commissions, if any. Each of the

Benefiting Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.
The Benefiting Shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.
The Benefiting Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Benefiting Shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our Class A common stock to be sold, the names of the Benefiting Shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the Benefiting Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Benefiting Shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Benefiting Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Benefiting Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act
We have agreed to indemnify the Benefiting Shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
We have agreed with the Benefiting Shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date that such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 and certain other conditions have been satisfied, or (ii) all of the securities have been sold or otherwise disposed of pursuant to the registration statement of which this prospectus forms a part or in a transaction in which the transferee receives freely tradable shares.

LEGAL MATTERS
The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for Gaia, Inc. by Foley & Lardner, LLP, Milwaukee, Wisconsin.

EXPERTS
The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2023, have been so incorporated in reliance on the report by Frank, Rimerman + Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2022, have been so incorporated in reliance on the report Armanino LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference in this prospectus the documents listed below:
•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 29, 2024;
•	our Proxy Statement on Schedule 14A filed on April 29, 2024, to the extent specifically incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2023;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed on May 6, 2024;
•	our Current Reports on Form 8-K filed on March 27, 2024 and May 21, 2024; and
•
the description of our Class A common stock contained in our registration on Form 8-A filed on October 1, 1999 pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference in this prospectus any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus, as well as filings made under such sections after the date of the initial registration statement and prior to effectiveness of the registration statement. These documents may include annual, quarterly and current reports, as well as proxy statements. Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.
We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to 833 West South Boulder Road, Louisville, Colorado 80027 Attention: Investor Relations or call (303) 222-3600. You may also access these filings on our website at http://www.gaia.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as a part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified, superseded, or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes, or replaces such statement.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. You can find further information about us in the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers.
The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov. We are also required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available at website of the SEC referred to above. We also maintain a website at http://www.gaia.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.